UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Chemed Corporation
(Name of Registrant as Specified In Its Charter)
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CHEMED CORPORATION RECOMMENDS THAT STOCKHOLDERS
FOLLOW THE RECOMMENDATIONS OF RISKMETRICS AND GLASS LEWIS
BY VOTING FOR THE BOARD’S NOMINEES

Sends Letter to Stockholders Urging them to Protect their Investment by Voting the WHITE Proxy Card Today

CINCINNATI – May 20, 2009 – Chemed Corporation (NYSE:CHE) today mailed the following letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for May 29, 2009.  Chemed stockholders of record as of March 31, 2009 will be entitled to vote at the Annual Meeting.

Chemed’s Board of Directors unanimously recommends that the Company’s stockholders vote today for the Board’s highly qualified nominees by telephone, via the Internet or by signing, dating and returning the enclosed WHITE proxy card.

May 20, 2009

PROTECT YOUR INVESTMENT!

VOTE THE WHITE PROXY CARD TO CONTINUE YOUR BOARD’S SUCCESSFUL RECORD OF DELIVERING STOCKHOLDER VALUE

Dear Fellow Stockholders:

At Chemed’s Annual Meeting on May 29, 2009, you will be asked to determine which director nominees best serve the interests of ALL Chemed stockholders.

Your Board unanimously believes its nominees are the right nominees for Chemed.  Your Board’s nominees include nine of the current members of your Board, as well as two new, independent and highly qualified individuals, Ernest J. Mrozek and Thomas P. Rice.  Your Board urges you to vote the enclosed WHITE proxy card for Chemed’s highly qualified nominees by telephone or via the Internet today.

If you have previously submitted a Gold proxy card, you may vote in favor of the Board’s nominees by following the instructions on the enclosed WHITE proxy card to vote by telephone, via the Internet, by signing, dating and returning the enclosed WHITE proxy card, or by attending the Annual Meeting and voting your shares in person.

INDEPENDENT PROXY ADVISORY FIRMS AGREE THAT
CHEMED’S NOMINEES ARE THE RIGHT CHOICE

Both RiskMetrics Group (formerly Institutional Shareholder Services) and Glass Lewis & Co., widely recognized as the world’s leading independent proxy voting and corporate governance advisory firms, have recommended that Chemed stockholders vote FOR all of the Company’s director nominees at Chemed’s 2009 Annual Meeting.  These recommendations reaffirm your Board’s strong belief that Chemed has the right nominees to continue creating value for all stockholders by building on the Company’s proven track record of success while at the same time taking the appropriate steps to facilitate a separation of Chemed’s businesses when the time is right.

In reaching its conclusion, Glass Lewis considered Chemed’s proven and prudent strategy and strong record of value creation, noting, “Overall, we do not believe the dissident has made a compelling case against the Company’s board or management…[W]e see no reason to doubt the board’s assertion that a separation of the Company’s Vitas and Roto-Rooter businesses, while strategically compelling, is not advisable at this time due to market conditions.  Furthermore, we have found that the Company’s stock price has continued to outperform relevant indices in recent years.”*

RiskMetrics also noted, “[O]n balance we conclude the dissident has not met its burden of proving that board change is warranted…[T]he dissident has not raised any specific claims that the company has demonstratively underperformed. Rather, the dissident has raised various operational and governance issues that we feel, in and of themselves, are not sufficient to warrant board change.”*

Your Board believes that the proxy advisory firms reached the right conclusion.  The Board recommends that stockholders follow the recommendations of RiskMetrics and Glass Lewis by voting FOR the board’s nominees on the WHITE proxy card today.

VOTE “FOR” YOUR BOARD’S NOMINEES –
A FORWARD-LOOKING TEAM THAT
DELIVERS LONG-TERM VALUE TO STOCKHOLDERS

As the proxy advisory firms have confirmed, your Board and management team have been successful, prudent stewards of your investment with a proven track record of creating long-term value for stockholders through disciplined management and exploring and implementing a range of strategies.  The Board has created value for stockholders through the execution of well-timed, carefully considered strategies, not through the blind pursuit of any one strategy – an approach particularly important in today’s economic climate.

●
Increasing stockholder value through strategic transactions. Your Board has successfully unlocked value through a number of spin-offs and other strategic sale transactions, including the Dubois Chemicals, Omnicare and National Sanitary Supply transactions.1  Since Chemed’s formation, its Board has approved 12 significant divestitures and other transactions that have generated $711,000,000 in proceeds and resulted in $284,000,000 in pre-tax gains.  In addition, the Board has authorized several significant value-creating acquisitions, including the acquisition of Roto-Rooter in 1980 and VITAS in 2004.  Significant divestitures, spin-offs and acquisitions since 1980 include:

Sale of Service America Assets to Service America employees	2005
Acquisition of VITAS	2004
Divestiture of Chemed’s last shares of Omnicare	2003
Sale of Patient Care to a private equity fund	2002
Sale of Chemed’s portion of National Sanitary Supply Company to Unisource	1997
Sale of The Omnia Group to Banta Healthcare	1997
Purchase of all of the publicly traded shares of Roto-Rooter	1996
Sale of The Veratex Group retail division to Henry Schein	1995
Sale of Chemed’s flagship operation, DuBois Chemicals, to Diversey Corporation	1991
Initial investment in VITAS preferred stock	1991
National Sanitary Supply IPO on NASDAQ under the ticker NSSX	1986
Sale of Vestal Laboratories to Merck	1986
Roto-Rooter IPO on NASDAQ under the ticker ROTO	1985
Omnicare IPO on NYSE under the ticker OCR	1981
Acquisition of Roto-Rooter	1980

 1 These three transactions, by far the largest effected by Chemed, generated total gross proceeds of approximately $492 million and resulted in pre-tax gains aggregating approximately $252 million.

●
Overseeing superior stock price performance.2  Since the announcement of Chemed’s acquisition of VITAS in December 2003, Chemed’s stock has appreciated over 120%, compared to the S&P500, which was down nearly 19%, and the S&P Healthcare Equipment & Services index, which was unchanged over the same period.  Over the last year, Chemed’s stock price has increased 10% compared to the S&P500, which has declined 38%, and the S&P Healthcare Equipment & Services index, which has declined 25%.  Chemed has outperformed both the S&P500 and the S&P Healthcare Equipment & Services index over the last one- and five-year periods.  This strong growth in stockholder value is driven by your Board’s and management’s disciplined strategy and focus on long-term value creation.

●
Providing substantial return of capital to stockholders. Chemed has returned substantial capital to its stockholders through share repurchases and dividend payments.  Since the acquisition of VITAS was completed in February 2004, Chemed has repurchased $210.6 million of its stock from stockholders and, since January 2004, it has paid its stockholders $29.6 million in dividends.

●
Delivering consistent growth. Both of Chemed’s businesses – Roto-Rooter and VITAS – are industry leaders, and Chemed’s Board and management team have plans in place to support the continued success and growth of both businesses.  Your Board and management have proven an ability to achieve long-term growth, as evidenced by the 27% compound annual growth rate of the Company’s earnings-per-share (EPS) since 2004.

2  All stock price returns as of May 15, 2009.  Stock price returns since the announcement of Chemed’s acquisition of VITAS are as of December 18, 2003, one day prior to the VITAS announcement.

●
Producing solid financial results.  Chemed delivered first quarter 2009 Diluted EPS of $0.85, exceeding the consensus estimate of Wall Street analysts.  Revenues grew 3.4%, operating profits rose 16% and operating margins rose 130 basis points to 12%.  The Company’s solid first quarter results, despite the current global economic downturn, demonstrate the strength of Chemed’s management and its businesses.

YOUR BOARD AND MANAGEMENT STRONGLY BELIEVE THAT
MMI’S FIXATION ON A SPIN-OFF THREATENS YOUR INVESTMENT

In contrast to your Board, MMI Investments L.P. (“MMI”), the dissident hedge fund that owns 3.5% of Chemed’s outstanding stock and is soliciting proxies to elect five dissident nominees to your Board, is fixated on one idea for your Company.  MMI continues to push for the immediate separation of Chemed’s businesses.  MMI is making this demand despite your Board’s conclusion that now is not the right time to implement a separation of Chemed’s businesses, in light of the Board’s and its financial advisors’ analysis of the expected valuation of the businesses as stand-alone entities, current economic conditions and the state of the capital markets.

MMI has a history of advocating for immediate spin-offs in companies in which it maintains stock ownership and has waged multiple proxy fights to advance its position.  For example, MMI nominated directors to the boards of Unisys Corporation and The Brink’s Company and subsequently forced separations at those companies.  Your Board will not accede to MMI’s “one size fits all” approach.

Your Board and management have protected stockholder value by prudently maintaining Chemed’s corporate structure while at the same time taking the appropriate steps to facilitate a separation of Chemed’s businesses when conditions are right.  Rather than separating its businesses immediately, which could impair value for the Company’s stockholders, your Board is committed to preserving and enhancing value for Chemed’s stockholders.

Do not be misled by MMI and its overheated rhetoric.  Your Board and management team have said that they will consider effecting a spin-off or any other transaction, but only if it is likely to increase stockholder value.  Rest assured, when the time is right, we will do whatever is right for our stockholders.

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY

Your Board strongly urges you to follow the RiskMetrics and Glass Lewis recommendations and vote FOR all of the Company’s director nominees by voting the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Kevin J. McNamara	/s/ George J. Walsh III
Kevin J. McNamara	George J. Walsh III
Chief Executive Officer	Chairman of the Board

TIME IS SHORT AND YOUR VOTE IS IMPORTANT

To insure that your vote is represented at the meeting, we urge you to vote TODAY by telephone or via the Internet by following the simple instructions on the enclosed WHITE proxy card.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free:  (877) 825-8631
Banks and Brokers Call Collect:  (212) 750-5833

Cravath, Swaine & Moore LLP is acting as legal advisor to Chemed and Lazard Frères & Co. LLC and J.P. Morgan Securities Inc. are acting as financial advisors.

* Permission to use quotations was neither sought nor obtained.

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care, and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Certain statements contained in this press release or in other Chemed communications are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Chemed does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause Chemed's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care or plumbing and drain cleaning industries; periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs; difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations; challenges inherent in Chemed's growth strategy; the current shortage of qualified nurses, other healthcare professionals and licensed plumbing and drain cleaning technicians; Chemed’s dependence on patient referral sources; and other factors detailed under the caption "Description of Business by Segment" or "Risk Factors" in Chemed’s most recent report on form 10-Q or 10-K and its other filings with the United States Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

 Important Information
Chemed filed with the SEC, on April 29, 2009, a definitive proxy statement in connection with its 2009 annual meeting, and is mailing the definitive proxy statement to its stockholders.  Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available) because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Chemed files with the SEC (when available) at the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com. In addition, the definitive proxy statement and other documents filed by Chemed with the SEC (when available) may be obtained from Chemed free of charge by directing a request to Chemed Corporation, Attn: Investor Relations, Chemed Corporation, 2600 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202-4726.

Certain Information Regarding Participants
Chemed, its directors and certain executive officers and employees are participants in the solicitation of Chemed’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Chemed’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on April 29, 2009. To the extent holdings of Chemed securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge (when available) from the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449